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                                 VAN ECK FUNDS
                             122 East 42nd Street
                           New York, New York 10168


                                                                 August 15, 1994

Van Eck Securities Corporation
122 East 42nd Street
New York, New York 10168

Ladies/Gentlemen:

     Pursuant to Section 1 of the Distribution Agreement, dated July 30,1985 (the "Agreement"), between Van Eck Funds (the "Trust") and Van Eck Securities Corporation (the "Distributor"), please be advised that the Trust has established an additional class of shares, namely, Class C shares, for four series of the Trust, namely, Gold/Resources Fund, International Investors Gold Fund, Asia infrastructure Fund and Global SmallCap Fund (the "Fund"). The Trustees of the Trust have adopted the Agreement to retain the Distributor to render services contemplated by the Agreement for the Fund. Class C Shares will be sold at "net asset value per share" of each Fund plus a redemption charge for shares redeemed within twelve months of the date of purchase in accordance with the then current prospectus of the Trust, as from time to time amended.

     Please confirm below your willingness to render such services.

                                      VAN ECK FUNDS


ATTEST: /s/ Thaddeus Leszczynski      BY: /s/ John C. van Eck
                                              President


     Confirmed, Agreed to and Accepted this August 15, 1994


                                      VAN ECK ASSOCIATES CORPORATION



ATTEST: /s/ Thaddeus Leszczynski      BY: /s/ John C. van Eck
                                              President